Exhibit 10.16

Note No.	Original Issue Date: September , 2011

$

10% SENIOR SECURED PROMISSORY NOTE

DUE SEPTEMBER     , 2013

THIS 10% SENIOR SECURED PROMISSORY NOTE is one of a series of duly authorized and validly issued 10% Senior Secured Promissory Notes of U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Company”), having its principal place of business at 4040 MacArthur Blvd., Suite 305, Newport Beach, CA 92660, designated as its 10% Senior Secured Promissory Note due September     , 2013 (this promissory note, the “Professional Note” and, collectively with the other promissory notes of such series, the “Professional Notes”).

THE OBLIGATIONS DUE UNDER THIS PROFESSIONAL NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE ORIGINAL ISSUE DATE AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF THE HOLDER.  ADDITIONAL RIGHTS OF THE HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT.

FOR VALUE RECEIVED, the Company promises to pay to                            or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of                  Dollars ($                    ) (the “Principal Amount”) on the earlier of (i) ten Business Days after the effective date of the Company’s Subsequent Public Offering or (ii) September     , 2013 (the “Maturity Date”) or such earlier date as this Professional Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate and then outstanding Principal Amount of this Professional Note in accordance with the provisions hereof. This Professional Note is subject to the following additional provisions:

Section 1.              Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Professional Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement and (b) the following terms shall have the following meanings:

“Approved Acquisitions” means the Company acquires, directly or indirectly (i) through any sale, lease, license, assignment, transfer, conveyance or other disposition all or substantially all of the assets of another Person in one or a series of related transactions or (ii) in one or more related transactions (including, without limitation, through a merger or series of mergers) more than 50% of the voting securities of another Person, where any such acquisition is approved by the holders of at least 51% in principal amount of the then outstanding Senior Secured Convertible Debentures.

“Bankruptcy Court” means the United States Bankruptcy Court for the Central District of California (Santa Ana Division).

“Bankruptcy Plan” means the Company’s Joint and Consolidated Chapter 11 Plan of Reorganization (as may be amended or modified) filed in their Chapter 11 bankruptcy cases, which are jointly administered under case number 8:10-bk-12735-RK.

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing or the Company enters into any rescheduling, reorganization or forbearance agreement with any creditor concerning an presently due amount greater than $50,000.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Senior Secured Convertible Debentures and the Securities issued together with the Senior Secured Convertible Debentures under the Purchase Agreement), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the successor entity immediately after the transaction, (d) a replacement at one time or within a two year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Event of Default” shall have the meaning set forth in Section 6(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Mandatory Redemption” shall have the meaning set forth in Section 5(b).

“Mandatory Redemption Amount” means the sum of (a) 100% of the then outstanding Principal Amount of the Professional Note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Professional Note.

“Milestone Redemption” shall have the meaning set forth in Section 5(a).

“Milestone Redemption Amount” means the amount of the then outstanding Principal Amount of the Professional Note to be redeemed by the Company as set forth on Schedule 1 hereto; provided, however, that if the Milestone Redemption Amount is equal to or greater than the then outstanding Principal Amount of the Professional Note, the Milestone Redemption Amount shall equal the Mandatory Redemption Amount.

“Net Cash” means the aggregate amount of any cash actually received by the Company, less any applicable fees or commissions, in exchange for the issuance of any Senior Secured Convertible Debentures after the Plan Effective Date and specifically excludes the amount of any non-cash consideration received by the Company, including the forgiveness of any debt or other obligations owed by the Company, in exchange for the issuance of any indebtedness.

“Note Register” means the records of the Company regarding registration and transfers of this Professional Note.

“Optional Redemption” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of this Professional Note, regardless of any transfers of this Professional Note and regardless of the number of instruments which may be issued to evidence this Professional Note.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Plan Effective Date” means the effective date of the Bankruptcy Plan determined in accordance therein.

“Professional Fees” means the professional fees and costs allowed pursuant to Bankruptcy Court order.

“Purchase Agreement” means the Securities Purchase Agreement relating to the purchase and sale of the Senior Secured Convertible Debentures among the Company and the purchasers thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Senior Indebtedness” means any existing or new operating leases or loans not to exceed $750,000 in the aggregate secured by the existing collateral or replacement assets.

“Senior Secured Convertible Debentures” means the 10% Senior Secured Original Issue Discount Convertible Debentures due September     , 2013 issued or to be issued pursuant to the Purchase Agreement with an aggregate face value of up to approximately $8,800,000, which provide aggregate gross proceeds to the Company of up to approximately $8,000,000.

“Subsequent Public Offering” shall have the meaning set forth in the Bankruptcy Plan.

Section 2.              Interest.

(a)           Payment of Interest in Cash.  The Company shall pay interest to the Holder on the aggregate then outstanding Principal Amount of this Professional Note at the rate of 10% per annum, payable quarterly on the last day of each calendar quarter beginning with the quarter ended September 30, 2012 and on the Maturity Date (each such date, an “Interest Payment Date”), in cash.

(b)           Interest Calculations.  Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.

Section 3.              Subordination.  The provisions of this Section 3 apply notwithstanding anything to the contrary contained in this Professional Note. The Company covenants and agrees, and the Holder, by such Holder’s acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 3, the indebtedness represented by this Professional Note and the payment of the principal of and interest on this Professional Note are hereby expressly made subordinate and subject in right of the prior payment in full of all Senior Indebtedness.

Section 4.              Registration of Transfers and Exchanges.

(a)           Different Denominations.  This Professional Note is exchangeable for an equal aggregate Principal Amount of Professional Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)           Reliance on Note Register.  Prior to due presentment for transfer to the Company of this Professional Note, the Company and any agent of the Company may treat the Person in whose name this Professional Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Professional Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5.              Redemption

(a)           Optional Redemption at Election of Company.  At any time after the Original Issue Date the Company may redeem all or a portion of the then outstanding Principal Amount of this Professional Note for cash (an “Optional Redemption”).

(b)           Milestone Redemptions.  On or before the fifth (5th) Business Day after achieving a financing milestone identified on Schedule 1 attached hereto, the Company shall redeem the Milestone Redemption Amount identified on Schedule 1 attached hereto of the then outstanding Principal Amount of this Professional Note for cash (a “Milestone Redemption”).

(c)           Mandatory Redemption.  On the Maturity Date, the Company shall redeem all of the then outstanding Principal Amount of this Professional Note for cash (the “Mandatory Redemption”) in an amount equal to the Mandatory Redemption Amount.

Section 6.              Event of Default.

(a)           “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)            any default in the payment of (A) the Principal Amount of any Professional Notes or (B) interest, liquidated damages and other amounts owing to a Holder on any Professional Notes, as and when the same shall become due and payable (whether on an Optional Redemption Date, Milestone Redemption Date, Mandatory Redemption Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 5 Business Days;

(ii)           any representation or warranty made in this Professional Note, the Security Agreement, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(iii)          the Company shall be subject to a Bankruptcy Event;

(iv)          the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction); or

(v)           the Company shall default on any of its Indebtedness that (a) involves an obligation greater than $150,000, or any amount that triggers a cross default of other securities, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

(b)           Event of Default.  If any Event of Default occurs, the Holder may, with the consent of the holders of 51% of the then outstanding Principal Amount of the Professional Notes , by written notice to the Company (with copy to the Agent) declare all outstanding Principal Amount of this Professional Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, immediately due and payable in cash. Commencing 5 Business Days after the occurrence of any Event of Default that results in the eventual acceleration of this Professional Note pursuant to this Section 6(b), the interest rate on this Professional Note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Professional Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to the Holder as set forth in the Security Agreement.  If an Event of Default occurs under Section 6(a)(i) and the Company cures the Event of Default after the 5 Business Day cure period and before the Holder has elected an acceleration of this Professional Note, the Company shall include in such payment to Holder a late fee in an amount equal to 10% of the original amount of such payment.

Section 7.              Miscellaneous.

(a)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto or by electronic mail at the e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (California time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto or by electronic mail at the e-mail address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (California time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

(b)           Absolute Obligation.  Except as expressly provided herein, no provision of this Professional Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Professional Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Professional Note is a direct debt obligation of the Company. This Professional Note ranks pari passu with all other Professional Notes and all Senior Secured Convertible Debentures now or hereafter issued under the terms set forth herein and, with respect to the Senior Secured Convertible Debentures, the Purchase Agreement.

(c)           Lost or Mutilated Professional Note.  If this Professional Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Professional Note, or in lieu of or in substitution for a lost, stolen or destroyed Professional Note, a new Professional Note for the Principal Amount of this Professional Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Professional Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)           Governing Law.  Except to the extent that the Bankruptcy Code applies to the matters set forth herein and the payment of Professional Fees pursuant to the Plan confirmation order, this Agreement and any controversy arising out of or relating to this Agreement shall be construed in accordance with, and be governed by, the laws of the State of California, without regard to its conflicts of laws rules.

(e)           Dispute Resolution.  Each of the parties hereto agrees irrevocably and unconditionally to recognize the exclusive jurisdiction of the Bankruptcy Court to interpret or enforce this Agreement on motion by any Party, including the issuance of any injunction or other appropriate order, to hear and resolve any dispute with respect to, or any claim that may arise out of or in connection with, this Agreement, and to take such other actions as are appropriate to carry out the terms herein.

(f)            Attorneys’ Fees.  If the Company fails to perform under the terms of this Agreement and the Holder employs an attorney, including the services of attorneys employed by Holder, to give notice of default or to enforce its rights under this Agreement (regardless of whether suit is filed), Company agrees to pay reasonable attorneys’ fees and costs.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(g)           Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Professional Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Professional Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this

Professional Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Professional Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(h)           Severability.  If any provision of this Professional Note is invalid, illegal or unenforceable, the balance of this Professional Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Professional Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(i)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Professional Note and shall not be deemed to limit or affect any of the provisions hereof.

(k)           Secured Obligation.  The obligations of the Company under this Professional Note are secured by all assets of the Company and pursuant to the Security Agreement between the Company and the Secured Parties (as defined therein).

(l)            Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume prior to such Fundamental Transaction, all of the obligations of the Company under this Professional Note and the Security Agreement pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new promissory note of such successor entity evidenced by a written instrument similar in form and substance to this Professional Note and having similar ranking to this Professional Note, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 7(l) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Professional Note.

(m)          Amendments.  This Professional Note may be modified or amended or the provisions hereof waived with the prior written consent of the Company and Holders holding Professional Notes at least equal to 51% of the aggregate Principal Amount then outstanding under all Professional Notes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Professional Note to be duly executed by a duly authorized officer as of the Original Issue Date first above indicated.

U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation

By:
,

Facsimile No. for delivery of Notices:  (949) 863-9657

ISSUANCE ACKNOWLEDGED BY AGENT

LESTER E. TAYLOR, JR.
Dated:

SCHEDULE 1

MILESTONE PAYMENT SCHEDULE

Aggregate Net Cash Received by the Company	Milestone Redemption Amount
$500,000	$
$1,000,000	$
$1,500,000	$
$2,000,000	$
$2,500,000	$
$3,000,000	$
$3,500,000	$